  Exhibit 99.1

Cellular Biomedicine Group Announces Engagement of Independent Advisors by Special Committee

NEW YORK, NY and SHANGHAI, China, December 30, 2019 – Cellular Biomedicine Group Inc. (NASDAQ: CBMG) (“CBMG”) today announced that the special committee of its board of directors, composed of Alan Au, Edward Schafer, Terry A. Belmont and Wen Tao (Steve) Liu, PhD (the “Special Committee”), has retained Jefferies Group LLC as its independent financial advisor and White & Case LLP as its independent legal advisor. The Special Committee was formed to evaluate strategic alternatives for CBMG, including the preliminary non-binding proposal letter, dated November 11, 2019, submitted by a consortium led by Mr. Bizuo (Tony) Liu, the Chief Executive Officer of CBMG, certain other senior management members of CBMG, Hillhouse Bio Holdings, L.P. and TF Capital Ranok Ltd. and also including Dangdai International Group Co., Limited and Mission Right Limited, wherein the consortium has proposed to acquire all outstanding shares of common stock of CBMG (other than those shares held by the consortium members that may be rolled over in connection with the acquisition) for US$19.50 per share in cash.

There can be no assurance that the Special Committee’s evaluation of potential strategic alternatives will result in any transaction being consummated. CBMG does not intend to discuss or disclose any developments with respect to the Special Committee’s functions or activity, unless and until determined that further disclosure is appropriate or required by law or regulation. There is no formal timetable for the Special Committee process for evaluating potential strategic alternatives.

About Cellular Biomedicine Group, Inc.
Cellular Biomedicine Group, Inc. is a biopharmaceutical firm engaged in the drug development of immunotherapies for cancer and stem cell therapies for degenerative diseases. For more information, please visit https://www.cellbiomedgroup.com/.

Forward-Looking Statements
Statements in this press release relating to strategic alternatives, proposals (including estimated amounts to be paid), plans, strategies, specific activities or investments, and other statements that are not descriptions of historical facts and may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include the impact of the announcement of the formation of the Special Committee, as well as any risks detailed from time to time in CBMG’s reports filed with the Securities and Exchange Commission, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Forward-looking statements may be identified by terms such as “proposes,” “may,” “will,” “expects,” “plans,” “intends,” “estimates,” “potential,” or “continue,” or similar terms or the negative of these terms. Although CBMG believes the expectations reflected in the forward-looking statements are reasonable, they cannot guarantee that future objectives, results, levels of activity, performance or achievements will be obtained. CBMG does not have any obligation to update these forward-looking statements other than as required by law.

For more information, please contact:

Company Contact:
Derrick C. Li
Head of Strategy and Investor Relations, CBMG
Phone: 917-717-0994
Email: derrick.li@cellbiomedgroup.com

Investor Contact:
Valter Pinto / Allison Soss
KCSA Strategic Communications
Phone: 212-896-1254 / 212-896-1267
Email: cellbiomed@kcsa.com